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                                                                    EXHIBIT 99.1

For Immediate Release                                          February 23, 1999

For Information, Contact:
Mary Beth Poronsky Stull, President
Damen Financial Corporation
847-882-5320


                           DAMEN FINANCIAL CORPORATION
                   AGREES TO BE ACQUIRED FOR $18.35 PER SHARE
                        BY MIDCITY FINANCIAL CORPORATION
                 AND RESCHEDULES ANNUAL MEETING OF STOCKHOLDERS


SCHAUMBURG, ILLINOIS - Damen Financial Corporation (Nasdaq: DFIN) announced today that it has entered into an Agreement and Plan of Merger with MidCity Financial Corporation pursuant to which MidCity will acquire all of the outstanding shares of Damen at a cash price of $18.35 per share by causing Damen to merge with a wholly owned subsidiary of MidCity.

Detailed information and the Agreement and Plan of Merger will be provided to all stockholders before the Special Meeting expected to be held in the second quarter of 1999. The Agreement calls for the cancellation of all unvested Stock Options and unvested Recognition and Retention Plan shares at the closing of the transaction. The total cash consideration to Damen stockholders is anticipated to be $51.9 million.

There were no modifications to existing employment agreements or employee benefit plans. It is not anticipated that Damen's Board of Directors or senior management will continue service with MidCity Financial Corporation after the Merger.

Chairman Mary Beth Poronsky Stull commented, "This combination provides excellent results for all Damen stockholders. MidCity is a leading banking company with a successful history of integrating companies similar to ours into their franchise. Customers of Damen National Bank will benefit from new and expanded services and products that the merged banks will provide."

The Merger was unanimously approved by Damen's Board of Directors. In reaching its decision, Damen's Board was advised by its financial advisor, Keefe Bruyette & Woods, Inc., that the per share acquisition price is fair to the stockholders of Damen from a financial point of view.

Damen stockholders will have an opportunity to vote on the Agreement and Plan of Merger at a Special Meeting of Stockholders expected to take place in the second quarter of 1999, after a proxy statement providing more details about the Merger is prepared and sent to stockholders. In addition, completion of the Merger is subject to customary conditions, including the receipt of certain regulatory approvals.

A letter containing additional information regarding the Agreement and Plan of Merger will be filed with the SEC and mailed to stockholders shortly. SEC filings are available to the public on the Internet at http://www.sec.gov.

Ms. Poronsky Stull also commented, "A stockholder who made an initial $10.00 investment when we went public in September 1995 will receive, including dividends, a total return on their investment of approximately 95%, or 24% annualized. This is a remarkable achievement by any standard."



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In light of the foregoing, after consultation with the SEC, Damen also announced today that it has postponed its Annual Meeting of Stockholders. The Annual Meeting has been rescheduled for 9:30 a.m. on Friday, March 12, 1999, at the Marriott Hotel, located at 50 North Martingale Road, Schaumburg, Illinois.

Damen Financial Corporation is a $220 million bank holding company. Damen is headquartered in Schaumburg, Illinois, and operates additional offices in Chicago and Burbank, Illinois.

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Contact: Mary Beth Poronsky Stull













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